Exhibit 99.1
Press release dated September 4, 2008

For Immediate Release: September 4, 2008

Bridge Capital Holdings Restates Financial Results
For the Second Quarter Ended June 30, 2008

SAN JOSE, CA -- Sept. 4, 2008 -- Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, today restated its previously reported results for the second quarter and six months ended June 30, 2008, primarily to reflect an additional provision to its allowance for loan and lease losses. The restatements are reflected in a revised Form 10-Q filed with the Securities and Exchange Commission and an amended “Call Report” for June 30, 2008 submitted to the Federal Deposit and Insurance Corporation.

The increase in the provision to its allowance for credit losses follows a reassessment of the risks posed by deterioration in national macroeconomic conditions and heightened regulatory scrutiny. As a result of the reassessment, the Company is providing an additional $5.0 million to the allowance for credit losses as of June 30, 2008.

As a result of the additional provision, second quarter net income will be restated from a profit of $1.6 million, or $0.23 per share, to a loss of $1.3 million, or $0.20 per share. For the six months ended June 30, 2008, net income after the additional provision was restated to $195,000, or $0.03 per share, compared to $3.1 million, or $0.45 per shares, as previously reported.

“We’re stepping up our efforts to conservatively manage risk as we position the Bank to weather the uncertain economic environment ahead. Our decisions to increase provisions to ALLL reflect the more rigorous stress-testing to our portfolio that we believe is appropriate and prudent when measured against economic distress experienced in other regions of the state and the nation,” said Daniel P. Myers, President and CEO. “We will continue to position the Company and work closely with our regulators to be prepared for the worst we might face if the economic picture continues to weaken.”

Mr. Myers noted that “Although these adjustments have a negative impact on the Company’s earnings for the second quarter, after the adjustments the Bank remains profitable year to date, continues to have significant liquidity to serve our customers, and maintains the strong capital levels of a well-capitalized bank.”

While at present the Company’s core market does not appear to be experiencing the same degree of economic stress as elsewhere in California and other sections of the country, management determined that it was prudent to be more conservative in its risk assessment in light of broader macroeconomic conditions that could impact the Company’s core market, regulatory considerations, and other factors. These more conservative assessments are in line with the perspectives of bank regulatory agencies, which are informed by a broad view of conditions across a wide spectrum of markets, many of which are exhibiting significant economic stress. Therefore, subsequent to filing the second quarter 10-Q, the Company worked closely with its regulators to evaluate its loan administration practices, to implement enhanced lending oversight and to reassess risk in its loan portfolio.

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In reassessing risks in the portfolio at June 30, 2008, the Company expanded its stress-testing of the construction and land development portfolio to incorporate an adverse scenario under which the Company’s core market would experience the degree of deterioration in values experienced in other more impacted markets. The additional provision was entirely based upon a conservative risk assessment of these general market factors and does not reflect a change in the Company’s assessment of loss at June 30, 2008 as it relates to nonperforming assets or specifically identified loans in the portfolio. The Company has consulted with its auditors and regulators on these matters and will continue to do so.

The Company said that it would provide an update when it reports third quarter results in late October.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small, middle market, and emerging technology businesses. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements describe future plans, strategies, and expectations, and are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Bank, the banking industry and general economic conditions. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.

These risks and uncertainties include, but are not limited to: (1) competitive pressures in the banking industry; (2) changes in interest rate environment; (3) general economic conditions, nationally, regionally, and in operating markets; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) future credit loss experience; (8) the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control; (9) civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; and (10) the involvement of the United States in war or other hostilities.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities Exchange Commission.

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